Exhibit 5.1

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California  94303-2214

www.dlapiper.com

T   650.833.2000

F   650.833.2001

March 13, 2019

DASAN Zhone Solutions, Inc.
7195 Oakport Street
Oakland, CA 94621

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to DASAN Zhone Solutions, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to 663,473 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), which may be issued pursuant to awards granted under the Company’s 2017 Incentive Award Plan, as amended to date (the “2017 Plan”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the due authority of the parties executing such documents and that the persons executing the documents examined by us have the legal capacity to execute such documents. We express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and the Shares will be validly issued, fully paid and nonassessable when issued against receipt of the consideration therefor and in accordance with the provisions of the 2017 Plan.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement.  In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

DLA Piper LLP (US) /s/ DLA Piper LLP (US)